OFFICE LEASE AGREEMENT

HILL COUNTRY TEXAS GALLERIA, LLC,
a Texas limited liability company
Landlord

and

TRUECAR, INC.,
a Delaware corporation
Tenant

HILL COUNTRY GALLERIA
BEE CAVE, TEXAS

Date: May 3, 2016

TABLE OF CONTENTS

HILL COUNTRY GALLERIA ......................................................................................................................................................1
BEE CAVE, TEXAS .......................................................................................................................................................................1
DEFINITIONS AND BASIC PROVISIONS .................................................................................................................................1
LEASE GRANT .............................................................................................................................................................................1
TERM    ............................................................................................................................................................................................1
RENT................................................................................................................................................................................................1

(a)	) Payment.......................................................................................................................................................................1

(b)	Consumer Price Index Increases to Basic Rental...............................................................................................1

(c)	Basic Costs.....................................................................................................................................................................1

(d)	Annual Cost Statement........................................................................................................................2

(e)	Adjustments to Basic Costs.................................................................................................................2

(f)	Audit of Basic Costs.............................................................................................................................2
DELINQUENT PAYMENT; HANDLING CHARGES...................................................................................................................3
SECURITY DEPOSIT......................................................................................................................................................................3
LANDLORD’S OBLIGATIONS.....................................................................................................................................................3

(a)	) Services..........................................................................................................................................................................3

(b)	Excess Utility Use.........................................................................................................................................................4

(c)	Discontinuance...............................................................................................................................................................4

(d)	Restoration of Services; Abatement.........................................................................................................................4
IMPROVEMENTS; ALTERATIONS; REPAIRS; MAINTENANCE............................................................................................5

(a)	Improvements; Alterations.........................................................................................................................................5

(b)	Repairs; Maintenance...................................................................................................................................................5

(c)	Performance of Work...................................................................................................................................................5

(d)	Mechanic's Liens...........................................................................................................................................................6
USE..................................................................................................................................................................................................6
ASSIGNMENT AND SUBLETTING.............................................................................................................................................6

(a)	Transfers; Consent........................................................................................................................................................6

(b)	Cancellation....................................................................................................................................................................7
(d) Additional Compensation...........................................................................................................................................7
INSURANCE; WAIVERS; SUBROGATION; INDEMNITY.........................................................................................................8

(a)	Insurance..........................................................................................................................................................................8

(b)	Waiver of Negligence Claims; No Subrogation...................................................................................................8

(c)	Indemnity.........................................................................................................................................................................8
SUBORDINATION ATTORNMENT; NOTICE TO LANDLORD’S MORTGAGEE..................................................................8

(a)	) Subordination ..............................................................................................................................................................8

(b)	Attornment.......................................................................................................................................................................9

(c)	Notice to Landlord's Mortgagee...............................................................................................................................9
PROJECT RULES............................................................................................................................................................................9
CONDEMNATION..........................................................................................................................................................................9

(a)	Taking - Landlord's and Tenant's Rights................................................................................................................9

(b)	Taking - Landlord's Rights.........................................................................................................................................9

(c)	Award................................................................................................................................................................................9
FIRE OR OTHER CASUALTY.....................................................................................................................................................10

(a)	) Repair Estimate.........................................................................................................................................................10

(b)	Landlord's and Tenant's Rights...............................................................................................................................10

(c)	Landlord's Rights........................................................................................................................................................10

(d)	Repair Obligation........................................................................................................................................................10

(a)	) Payment by Tenant...................................................................................................................................................12

(b)	No Waiver......................................................................................................................................................................12

(a)	Landlord Transfer........................................................................................................................................................13

(b)	Landlord's Liability....................................................................................................................................................13

(c)	Force Majeure..............................................................................................................................................................13

(d)	Brokerage......................................................................................................................................................................13

(e)	Estoppel Certificates and Financial Information...............................................................................................13

(f)	Notices............................................................................................................................................................................14

(g)	Severability...................................................................................................................................................................14

(h)	Amendments; and Binding Effect..........................................................................................................................14

(i)	Quiet Enjoyment..........................................................................................................................................................14

(j)	Joint and Several Liability........................................................................................................................................14

(k)	Captions.........................................................................................................................................................................14

(l)	No Merger......................................................................................................................................................................14

(m)	No Offer.......................................................................................................................................................................14

(n)	Exhibits..........................................................................................................................................................................15

(o)	Entire Agreement........................................................................................................................................................15
HAZARDOUS SUBSTANCES...................................................................................................................................................16
LANDLORD’S LIEN...................................................................................................................................................................17

LIST OF DEFINED TERMS

affiliate                                                    5
Annual Cost Statement                                            1
Basic Cost                                                1
Basic Lease Information                                            1
Building                                                1
Casualty                                                6
Collateral                                                11
Commencement Date                                            1
Damage Notice                                                6
Event of Default                                                7
Initial Liability Insurance Amount                                        5
Land                                                    1
Landlord                                                1
Landlord's Mortgagee                                            5
Lease                                                    1
Loss                                                    5
Mortgage                                                5
MSDS                                                    11
Permitted Activities                                            11
Permitted Materials                                            11
Primary Lease                                                5
Substitution Effective Date                                        9
Substitution Notice                                            7
Substitution Space                                            7
Taking                                                    6
Taxes                                                    1
Tenant                                                    1
Transfer                                                4
UCC                                                    11
Work                                                    1
Working Drawings                                            1

BASIC LEASE INFORMATION

Lease Date:	May 3, 2016
Tenant:	TrueCar, Inc., a Delaware corporation
Tenant’s Address:	120 Broadway, Suite 200 Santa Monica, California 90401 Attention: John Pierantoni, Senior Vice President, Chief Accounting Officer Telephone: (800) 200-2000 ext. 8432
Landlord:	Hill Country Texas Galleria, LLC, a Texas limited liability company
Landlord’s Address: With a copy to:
800 W. 34th Street Austin, Texas 78705
Attn: Adrian M. Overstreet Telephone: (512) 402-9135

Armbrust & Brown, PLLC 100 Congress, Suite 1300
Austin, Texas 78701
Attn: Kimberly S. Beckham Telephone: (512) 435-2382
Facsimile: (512) 435-2360

Premises:
Suite No. 200 containing approximately 12,951 rentable square feet comprising a portion of the second floor of the Building, and Suite No. 300 containing approximately 24,806 rentable square feet comprising the entire third floor of the Building. The Premises are outlined on the plan attached to the Lease as Exhibit “ A -l”. Landlord and Tenant agree that prior to the Commencement Date hereunder, the rentable square footage of the Premises shall be measured in accordance with Section 4(g) below. If the rentable square footage of the Premises or the Building is determined to be greater or lesser than the figures stated herein, Basic Rental and Tenant’s Proportionate Share shall be adjusted by the parties accordingly and such adjustment set forth in a written amendment to this Lease signed by Landlord and Tenant.

Building:
A new, to-be-constructed building in the Hill Country Galleria development which shall be located on the land described on Exhibit “ A” attached hereto (the “Land” ) and commonly known as “Galleria Oaks Building One”.

Project:
The Building, along with one additional office building, together with a garage and common areas serving such improvements and such additions, deletions and other changes as Landlord may from time to time designate, as shown on Exhibit “ A -2” attached hereto.

Term:
120 months, commencing on February 1, 2017 (the “Commencement Date”) and ending at 5:00 p.m., 120 months later, subject to adjustment and earlier termination as provided in the Lease; provided, however, Tenant will have the right to enter the Premises fifteen (15) days prior to the Commencement Date for installation of wiring and cabling, services, equipment and furniture on the condition that such Tenant work does not interfere with Landlord’s construction and installation of the Work (defined in Exhibit “ D” ).

Basic Rental:	To be recalculated Period Months 1-3 Months 4-15 Months 16-27 Months 28-39 Months 40-51 Months 52-63 Months 64-75 Months 76-87 Months 88-99 Months 100-111 Months 111-120	Per Square Ft Rent Rate $0.00* $24.00 $24.50 $25.50 $26.50 $27.00 $27.50 $28.00 $28.50 $29.00 $29.50	Annual Basic Rent $0.00* $906,179.04 $925,057.77 $962,815.23 $1,000,572.69 $1,019,451.42 $1,038,330.15 $1,057,208.88 $1,076,087.61 $1,094,966.34 $1,113,845.07	Monthly Basic Rent $0.00* $75,514.92 $77.088.15 $80,234.60 $83,381.06 $84,954.20 $86,527.51 $88,100.74 $89,673.97 $91,247.20 $92,820.42

The Annual Basic Rent and Monthly Basic Rent set forth above are subject to final measurement of the Premises in accordance with BOMA standards pursuant to Section 4(g) of this Lease.

*Basic Rental to be abated for the first three full months of the Term. Tenant shall be responsible for paying Tenant’s Proportionate Share of Basic Costs starting in Month 1.

Security Deposit:
$372,850.37 which sum shall be payable as follows: $272,850.37 upon execution of this Lease and the balance, $100,000.00 payable within 10 days of the Landlord providing Tenant notice in accordance with the notice provisions of this Lease that Landlord has paid its contractor at least $830,000.00 in total for work performed in construction of the Project.

Rent:	Basic Rental, Tenant’s Proportionate Share of Basic Costs and all other sums that Tenant owes to Landlord under the Lease.
Permitted Use:	General office use.
Tenant’s Proportionate Share:
The percentage obtained by dividing (a) the total, rentable square feet in the Premises as determined by final measurement of the Premises in accordance with BOMA standards, by
(b) the total, rentable square feet in the Project, as determined by final measurement of the Building in accordance with BOMA standards pursuant to Section 4(g) of this Lease, which percentage is estimated to be 25.33% on the Lease Date.

Tenant’s Estimated Proportionate Share of Basic Costs:	See Section 4. Initially estimated to be $10.00 per rentable square foot per year.
Initial Liability Insurance Amount	$2,000,000.00

The foregoing Basic Lease Information is incorporated into and made a part of the Lease identified above. If any conflict exists between any Basic Lease Information and the Lease, then the Lease shall control.

LANDLORD:

HILL COUNTRY TEXAS GALLERIA, LLC, a Texas limited liability company

By:	/s/ Adrian M. Overstreet
Adrian M. Overstreet, Manager

TENANT:

TRUECAR, INC., a Delaware corporation

By: /s/ Michael Guthrie
Printed Name: Michael Guthrie
Title: Chief Financial Officer

LEASE

THIS LEASE AGREEMENT (this “Lease”) is entered into as of May 3, 2016, between Hill
Country Texas Galleria, LLC, a Texas limited liability company (“Landlord”), and TrueCar, Inc., a Delaware corporation (“Tenant”).

DEFINITIONS AND BASIC PROVISIONS
1. The definitions and basic provision set forth in the Basic Lease Information (the “Basic Lease Information”) executed by Landlord and Tenant contemporaneously herewith are incorporated herein by reference for all purposes.

LEASE GRANT	2. Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises.
TERM
3. If the Commencement Date is not the first day of a calendar month, then the Term shall be extended by the time between the Commencement Date and the first day of the next month. By occupying the Premises, Tenant shall be deemed to have accepted the Premises in their AS IS, WHERE IS AND WITH ALL FAULTS condition as of the date of such occupancy, subject to latent defects, substantial completion of the Work (as defined in
 Exhibit “ D” hereto) and the performance of punch-list items that remain to be performed by Landlord, if any, and all contractors’ warranties, indemnities, and guaranties, which shall be for a minimum of twelve (12) months. Tenant shall execute, or correct if necessary, and deliver to Landlord, within ten days after Landlord has requested same, a letter confirming (1) the Commencement Date, (2) that Tenant has accepted the Premises, and (3) that Landlord has performed all of its obligations with respect to the Premises (except for punch-list items specified in such letter).

RENT
4. (a) Payment. Tenant shall timely pay to Landlord the Basic Rental and all additional sums to be paid by Tenant to Landlord under this Lease, including the amounts set forth in
 Exhibit “ C” , without deduction or set off, at Landlord’s Address (or such other address as Landlord may from time to time designate in writing to Tenant). Basic Rental, adjusted as herein provided, shall be payable monthly in advance. The first monthly installment of Basic Rental shall be payable contemporaneously with the execution of this Lease; thereafter, monthly installments of Basic Rental shall be due on the first day of each succeeding calendar month during the Term. Basic Rental for any fractional month at the beginning of the Term shall be prorated based on 1/365 of the current annual Basic Rental for each day of the partial month this Lease is in effect, and shall be due on the Commencement Date.

(b) (Intentionally Omitted.)

(c) Basic Costs. Tenant shall pay to Landlord an amount equal to the product of (1) Basic Costs (as described on Exhibit “ C” ), multiplied by (2) Tenant’s Proportionate Share (“Tenant’s Proportionate Share of Basic Costs”). Landlord may collect such amount in a lump sum, to be due within 30 days after Landlord furnishes to Tenant the Annual Cost Statement (as defined below). Alternatively, at Landlord’s request, Tenant shall pay to Landlord, on the first day of each calendar month beginning on the Commencement Date,
an amount equal to Tenant’s estimated Proportionate Share of Basic Costs (“Tenant ’s   Estimated Proportionate Share of Basic Costs”). From time to time during any calendar year, Landlord may estimate and re-estimate Tenant’s Estimated Proportionate Share of Basic Costs to be due by Tenant for that calendar year and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of estimated Basic Costs payable by Tenant shall be appropriately adjusted in accordance with the estimations so that, by the end of the calendar year in question, Tenant shall have paid all of Tenant’s Proportionate Share of Basic Costs as estimated by Landlord. Notwithstanding anything contained in this Lease to the contrary, Tenant acknowledges that the Premises contains a separate meter for electric utility services. Accordingly, Tenant will pay for all electricity services provided to the Premises including any hook up or connection fees or charges which may accrue with respect to the Premises during the Term. Tenant will also pay directly for all janitorial services for the Premises. Such direct electric utility and janitorial charges will not be included in Basic Costs.

 (d) Annual Cost Statement. By April 1 of each calendar year, or as soon thereafter as practicable, Landlord shall furnish to Tenant a statement of Landlord’s actual Basic Costs (the “Annual Cost Statement”) for the previous year adjusted as provided in Section 4.(e). If the Annual Cost Statement reveals that Tenant paid more for Basic Costs than Tenant’s Proportionate Share of Basic Costs in the year for which such statement was prepared, then Landlord shall reimburse or credit Tenant for such excess within 30 days after delivery of the Annual Cost Statement in question; likewise, if Tenant paid less than Tenant’s Proportionate Share of Basic Costs for such year, then Tenant shall pay Landlord such deficiency within 30 days after delivery of the Annual Cost Statement in question.

(e) Adjustments to Basic Costs. With respect to any calendar year or partial calendar year in which the Project is not occupied to the extent of 95% of the rentable area thereof, the Basic Costs for such period shall, for the purposes hereof, be increased to the amount which would have been incurred had the Project been occupied to the extent of 95% of the rentable area thereof.

(f) Audit of Basic Costs. If Tenant desires to audit Landlord’s determination of the actual amount of Tenant’s Share of Basic Costs for any calendar year, Tenant must deliver to Landlord written notice of Tenant’s election to audit within 90 days after Landlord’s delivery of the Annual Cost Statement. If such notice is timely delivered, Tenant (but not any subtenant or assignee) may, at Tenant’s sole cost and expense, cause a certified public accountant reasonably acceptable to Landlord to audit Landlord’s records relating to such amounts; provided, however, such certified public accountant may not charge for such services on a contingency basis. Such audit will take place during regular business hours at a time and place reasonably acceptable to Landlord (which may be the location where Landlord or Property Manager maintains the applicable records). Tenant’s election to audit Landlord’s determination of Tenant’s Share of Basic Costs is deemed withdrawn unless Tenant completes and delivers the audit report to Landlord within 90 days after the date Tenant delivers its notice of election to audit to Landlord under this Section. If the audit report shows that the amount Landlord charged Tenant for Tenant’s Share of Basic Costs was greater than the amount this Lease obligates Tenant to pay, unless Landlord reasonably contests the results of the audit, Landlord will refund the excess amount to Tenant within 30 days after Landlord receives a copy of the audit report. If Landlord reasonably contests the results of Tenant’s initial audit and Landlord and Tenant cannot resolve the items in dispute, Tenant shall have the right to conduct a second audit, at its sole cost and expense, using a certified public accountant reasonably acceptable to Landlord within 30 days after Landlord’s notice of contest. The provisions of this paragraph shall also apply to such second audit. If the audit report shows that the amount Landlord charged Tenant for Tenant’s Share of Basic Costs was less than the amount this Lease obligates Tenant to pay, Tenant will pay to Landlord the difference between the amount Tenant paid and the amount determined in the audit. Pending resolution of any audit under this Section, Tenant will continue to pay to Landlord all estimated amounts of Tenant’s Share of Basic Costs in accordance with Section 4(c). Tenant must keep all information it obtains in any audit strictly confidential and may only use such information for the limited purpose this Section describes and for Tenant’s own account. If such audit reveals an overcharge of more than five percent (5%), then Landlord shall, in addition to reimbursing the overcharge, reimburse Tenant for the reasonable cost of such audit.

(g) Tenant’s Right to Verify Rentable Square Footage . Within 60 days following the Commencement Date, Tenant shall have the right, in its sole discretion and at Tenant’s sole cost and expense, to hire a qualified consultant, selected by Tenant and reasonably approved by Landlord, experienced in calculating rentable and usable square footages of office buildings using the BOMA guidelines titled “Office Buildings: Standard Methods of Measurement (ANSI/BOMA Z65.1 - 2010) (“BOMA Guidelines”) to verify the square footage of the Building and/or the Premises. If Tenant elects not to verify the square footage of the Building and/or the Premises during such 60-day period, Tenant shall be deemed to have accepted Landlord’s square footages as set forth in the Basic Lease Information. If Tenant exercises its right to verify the square footage of the Building and/or the Premises, and if Tenant’s results are different from Landlord’s set forth in the Basic Lease Information, Tenant will notify Landlord of such discrepancy and deliver copies of all of Tenant’s calculations to Landlord (“T enant ’s Calcu lation Notice”). For a period of 30 days after Landlord’s receipt of Tenant’s Calculation Notice, Landlord’s consultant (which shall be paid for by Landlord) and Tenant’s consultant shall use good faith efforts to work together to verify and agree upon the square footages of the Building and/or the Premises, as applicable. If Landlord’s consultant and Tenant’s consultant are unable to agree upon the square footages of the Building and/or the Premises pursuant to the BOMA Guidelines, Landlord and Tenant agree to jointly engage a third consultant who is experienced in calculating square footages for office buildings using the BOMA Guidelines. Such third consultant shall be provided with the calculations, work papers, and conclusions produced by Tenant’s and Landlord’s respective initial consultants, and the determination of such third consultant shall be final and binding upon Landlord and Tenant. Landlord and Tenant shall share the cost of any such third consultant equally.

DELINQUENT PAYMENT; HANDLING CHARGES
5. If Landlord does not receive any payment of Rent, or any other sums due from Tenant to Landlord under the Lease, within five days after the date the payment is due, such overdue amounts will bear interest from the date due until paid at the maximum lawful rate. Alternatively, Landlord may charge Tenant a fee equal to 5% of the delinquent payment to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant’s delinquency. In no event, however, shall the charges permitted under this Section 5 or elsewhere in this Lease, to the extent the same are considered to be interest under applicable Laws (defined below), exceed the maximum lawful rate of interest.

SECURITY DEPOSIT
6. Contemporaneously with the execution of this Lease, Tenant shall pay to Landlord, in immediately available funds, the Security Deposit, which shall be held by Landlord without liability for interest and as security for the performance by Tenant of its obligations under this Lease. The Security Deposit is not an advance payment of Rent or a measure or limit of Landlord’s damages upon an Event of Default (defined below). Landlord may, from time to time and without prejudice to any other remedy, use all or a part of the Security Deposit to perform any obligation which Tenant was obligated, but failed, to perform hereunder. Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. By no later than 30 calendar days after the Term ends, provided Tenant has performed all of its obligations hereunder, Landlord shall return to Tenant the balance of the Security Deposit not applied to satisfy Tenant’s obligations. If Landlord transfers its interest in the Premises, then Landlord may assign the Security Deposit to the transferee and Landlord thereafter shall have no further liability for the return of the Security Deposit.

LANDLORD’S OBLIGATIONS
7. (a) Services. Landlord shall furnish to Tenant (1) water (hot and cold) at those points of supply provided for general use of tenants of the Building; (2) heated and refrigerated air conditioning as appropriate, during normal business hours (as defined below in this Section 7(a)), and at such temperatures and in such amounts as are reasonably considered by Landlord to be standard; (3) window washing as may from time to time in Landlord’s judgment be reasonably required; (4) elevators for ingress and egress to the floor on which the Premises are located, in common with other tenants, provided that Landlord may reasonably limit the number of elevators to be in operation at times other than during normal business hours (as defined below in this Section 7(a)); (5) replacement of light bulbs and fluorescent tubes with Building-standard light bulbs and fluorescent tubes or non- Building standard light bulbs and fluorescent tubes provided by Tenant; (6) use of the Building card-key access system, which will be installed on the main exterior doors to the Building, and periodic security patrol of the Project exterior outside of normal business hours; and (7) electrical current during normal business hours at a power capacity available in the Building on the date hereof (“Normal Usage”). Landlord shall maintain the common areas of the Project in reasonably good order and condition, except for damage occasioned by Tenant, or its employees, agents or invitees. If Tenant desires any of the services specified in this Section 7(a) at any time other than times herein designated, such services shall be supplied to Tenant upon the written request of Tenant delivered to Landlord before 3:00 p.m. on the business day preceding such extra usage, and Tenant shall pay to Landlord an amount equal to Landlord’s actual cost of such services within 30 days after Landlord has delivered to Tenant an invoice therefore. As used herein, the term “normal business hours” shall mean from 7:00 a.m. to 7:00 p.m. Monday through Friday and from 8:00 a.m. to 1:00 p.m. on Saturdays, except for legal holidays. Tenant, at its sole cost and expense, shall have the right to install a separately metered HVAC unit for Tenant’s server room, provided the plans and specifications for such HVAC unit are approved in advance in writing by Landlord. The Building shall have both AT&T and Time Warner available for telephone and internet services.

(b) Excess Utility Use. Landlord shall use reasonable efforts to furnish electrical current for special lighting, computers and other equipment whose electrical energy consumption exceeds Normal Usage through the then-existing feeders and risers serving the Project and the Premises, and Tenant shall pay to Landlord the cost of such service within ten days after Landlord has delivered to Tenant an invoice therefore. Landlord may determine the amount of such additional consumption and potential consumption by either or both: (1) a survey of standard or average tenant usage of electricity in the Project performed by a reputable consultant selected by Landlord and paid for by Tenant; or (2) a separate meter in the Premises installed, maintained, and read by Landlord, at Tenant’s expense. Tenant shall not install any electrical equipment requiring special wiring or requiring electrical current in excess of Normal Usage unless approved in advance by Landlord. The use of electricity in the Premises shall not exceed the capacity of existing feeders and risers to or wiring in the Premises. Any risers or wiring required to meet Tenant’s excess electrical requirements shall, upon Tenant’s written request, be installed by Landlord, at Tenant’s cost, if, in Landlord’s sole and absolute judgment, the same are necessary and shall not cause permanent damage or injury to the Project, Building or the Premises, cause or create a dangerous or hazardous condition, entail excessive or unreasonable alterations, repairs, or expenses, or interfere with or disturb other tenants of the Project. If Tenant uses machines or equipment (other than general office machines, personal computers and electronic data processing equipment) in the Premises which affect the temperature otherwise maintained by the air conditioning system or otherwise overload any utility, Landlord may install supplemental air conditioning units or other supplemental equipment in the Premises, and the cost thereof, including the cost of installation, operation, use, and maintenance, shall be paid by Tenant to Landlord within ten days after Landlord has delivered to Tenant an invoice therefore.

(c) Discontinuance. Landlord’s obligation to furnish services under Section 7.(a) shall be subject to the rules and regulations of the supplier of such services and governmental rules and regulations.

(d) Restoration of Services; Abatement. Landlord shall use reasonable efforts to restore any service that becomes unavailable; however, such unavailability shall not (i) render Landlord liable for any damages caused thereby, (ii) be a constructive eviction of Tenant, (iii) constitute a breach of any implied warranty, or, except as provided in the next sentence (iv) entitle Tenant to any abatement of Tenant’s obligations hereunder. However, if Tenant is prevented from making reasonable use of the Premises for more than 45 consecutive days

(or 10 consecutive days if the reason for such unavailability is within the reasonable control of Landlord) because of the unavailability of any such service, Tenant shall, as its exclusive remedy therefore, be entitled to a reasonable abatement of Rent for each consecutive day (after such 45-day or 10 day period, as applicable) that Tenant is so prevented from making reasonable use of the Premises.

IMPROVEMENTS; ALTERATIONS; REPAIRS; MAINTENANCE
8. (a) Improvements; Alterations. Except as expressly set forth in this Lease, improvements to the Premises shall be installed at the expense of Tenant in accordance with the attached Exhibit “D”. No alterations or physical additions in or to the Premises may be made without Landlord’s prior written consent. At the time that Landlord gives any consent to Tenant for alterations, physical additions, or improvements in or to the Premises, Landlord shall specifically designate in writing: (i) each of the approved alterations or additions, if any, that Tenant will be required to remove from the Premises at the end of the Term and the restoration requirements that will be associated with such removal; and (ii) all alterations, additions, or improvements (whether temporary or permanent in character, and including without limitation all air-conditioning equipment and all other equipment that is in any manner connected to the Building’s plumbing system) made in or upon the Premises that will be Landlord’s property at the end of the Term and remain on the Premises without compensation to Tenant. Tenant shall not paint or install lighting or decorations, signs, window or door lettering, or advertising media of any type on or about the Premises without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed. Approval by Landlord of any of Tenant’s drawings and plans and specifications prepared in connection with any improvements in the Premises shall not constitute a representation or warranty of Landlord as to the adequacy or sufficiency of such drawings, plans and specifications, or the improvements to which they relate, for any use, purpose, or condition, but such approval shall merely be the consent of Landlord as required hereunder. Notwithstanding anything in this Lease to the contrary, Landlord shall be responsible to deliver the Premises to Tenant with all base building work for the Building and the Premises completed (subject to typical punch list items) in accordance with Landlord’s approved base building plans for the Building, which are attached hereto as Exhibit “G” and in compliance with all applicable laws, codes, regulations, permits, approvals, and orders (collectively “Laws”), including without limitation, the Americans With Disabilities Act of 1990 and all rules, regulations, and guidelines promulgated thereunder, and other federal, state, and local accessibility Laws as each of the same may be amended from time to time (collectively the “ADA”). Subsequent to Landlord’s delivery of the Premises to Tenant as described above and in Exhibit “D” hereto, Tenant shall be responsible for the cost of all work required to comply with the retrofit requirements of the ADA, where and to the extent that such work is necessitated by any installations, additions, or alterations made in or to the Premises at the request of or by Tenant or by Tenant’s use of the Premises, regardless of whether such cost is incurred in connection with retrofit work required in the Premises or in other areas of the Building. Except for Tenant’s foregoing obligations with respect to the Premises, Landlord shall deliver the Premises to Tenant in compliance with all Laws, including the ADA, and shall at all times during the Term be responsible to maintain the Project and the Building (other than the Premises) in compliance with such Laws.

(b). Repairs; Maintenance. Tenant shall maintain the Premises in a clean, safe, operable attractive condition, and shall not permit or allow to remain any waste or damage to any portion of the Premises. Tenant shall repair or replace, subject to Landlord’s direction and supervision, any damage to the Building caused by Tenant or Tenant’s agents, contractors, or invitees. If Tenant fails to make such repairs or replacements within 15 days after the occurrence of such damage, then Landlord may make the same at Tenant’s cost. In lieu of having Tenant repair any such damage outside of the Premises, Landlord may repair such damage at Tenant’s cost. The cost of any repair or replacement work performed by Landlord under this Section 8 shall be paid by Tenant to Landlord within 30 days after Landlord has delivered to Tenant an invoice therefore.

(c). Performance of Work. All work described in this Section 8 shall be performed only by Landlord or by contractors and subcontractors approved in writing by Landlord, such approval not to be unreasonably withheld, conditioned, or delayed. Tenant shall cause all contractors and subcontractors engaged by Tenant, if any, to procure and maintain insurance coverage against risks, in such amounts, and with such companies as Landlord may reasonably require, and to procure payment and performance bonds reasonably satisfactory to Landlord covering the cost of the work. All such work shall be performed in accordance with all legal requirements and in a good and workmanlike manner so as not to damage the Premises, the primary structure or structural qualities of the Building, or plumbing, electrical lines, or other utility transmission facility. All such work which may affect the HVAC, electrical system, or plumbing must be approved by the Building’s engineer of record.

(d). Mechanic’ s Liens. Tenant shall not permit any mechanic’s liens to be filed against the Premises, the Project or the Building for any work performed, materials furnished or obligation incurred by or at the request of Tenant. If such a lien is filed, then Tenant shall, within ten business days after Landlord has delivered written notice of the filing to Tenant, either pay the amount of the lien or diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay the lien claim without inquiry as to the validity thereof, and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord within 30 days after Landlord has delivered to Tenant an invoice therefore.

(e) Signs. Landlord will initially provide to Tenant, (i) one Building-standard tenant identification sign adjacent to the entry door of the Premises and (b) one standard Building directory listing. Additionally, Tenant will have the nonexclusive right to install one exterior building-top sign on the wall of the Building most directly facing the freeway, in a to-be-determined location and size that is approved in writing by Landlord. All Tenant signage must conform to Landlord’s sign criteria and any applicable governmental rules and regulations, including, the City of Bee Cave, Texas sign ordinance. Tenant will be responsible, at its sole cost and expense, for the installation, maintenance and removal of the exterior signage.

USE
9. Tenant shall occupy and use the Premises only for the Permitted Use and shall comply with all Laws relating to the use, condition, and occupancy of the Premises. Tenant shall have access to and use of the Premises 24 hours per day, seven days per week during the Term. The Premises shall not be used for any use which is disreputable or creates extraordinary fire hazards or results in an increased rate of insurance on the Building or its contents or the storage of any hazardous materials or substances. If, because of Tenant’s acts, the rate of insurance on the Building or its contents increases, then such acts shall be an Event of Default, Tenant shall pay to Landlord the amount of such increase on demand, and acceptance of such payment shall not constitute a waiver of any of Landlord’s other rights. Tenant shall conduct its business and control its agents, employees, and invitees in such a manner as not to create any nuisance or interfere with other tenants or Landlord in its management of the Building.

ASSIGNMENT AND SUBLETTING
10. (a) Transfers; Consent. Except as permitted under subpart (c) of this Section 10, Tenant shall not, without the prior written consent of Landlord (which will not be unreasonably withheld, conditioned or delayed), (1) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law, (2) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current control of Tenant, (3) sublet any portion of the Premises, (4) grant any license, concession, or other right of occupancy of any portion of the Premises, or (5) permit the use of the Premises by any parties other than Tenant (any of the events listed in Sections I0.(a)(1) through 10.(a)(5) being a “Transfer”). If Tenant requests Landlord’s consent to a Transfer, then Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address; information reasonably satisfactory to Landlord about its business and business history; its proposed use of the Premises; banking, financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character. Tenant shall reimburse Landlord for its attorneys’ fees and other expenses reasonably incurred in connection with considering any request for its consent to a Transfer. Landlord shall give written notice to Tenant regarding whether Landlord consents to a proposed Transfer within 15 days after Landlord’s receipt of the foregoing information from Tenant. If Landlord consents to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement whereby it expressly assumes the Tenant’s obligations hereunder; however, any transferee of less than all of the space in the Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer, and only to the extent of the rent it has agreed to pay Tenant therefore. Landlord’s consent to a Transfer shall not release Tenant from performing its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable therefore. Landlord’s consent to any Transfer shall not waive Landlord’s rights as to any subsequent Transfers. If an Event of Default occurs while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Rent. Tenant authorizes its transferees to make payments of rent directly to Landlord during any period that an uncured Event of Default by Tenant exists hereunder upon any such transferee’s receipt of notice from Landlord to do so.

(b) Cancellation. Landlord may, within 15 days after submission of Tenant’s written request for Landlord’s consent to a Transfer of greater than fifty percent (50%) of the Premises to a person or entity other than an Affiliate of Tenant, cancel this Lease (or, as to a subletting or assignment, cancel this Lease as to the portion of the Premises proposed to be sublet or assigned for the period of the term to be sublet or assigned) as of the date the proposed Transfer was to be effective. If Landlord cancels this Lease as to any portion of the Premises, then this Lease shall cease for such portion of the Premises and Tenant shall pay to Landlord all Rent accrued through the cancellation date relating to the portion of the Premises covered by the proposed Transfer. Thereafter, Landlord may lease such portion of the Premises to the prospective transferee (or to any other person) without liability to Tenant.

 (c) Transfers to an Affiliate of Tenant. Notwithstanding anything to the contrary contained in this Section 10, Landlord’s prior consent shall not be required for any Transfer to a “Affiliate” of Tenant defined as (i) a corporation or other entity into or with which all of Tenant is merged or consolidated; (ii) a corporation or other entity into which all or substantially all of Tenant’s assets are transferred; (iii) a successor to Tenant resulting from the sale or all or substantially all of Tenant’s capital stock; (iv) any corporation or other entity which controls, is controlled by or is under common control with Tenant; or (v) a corporation or other entity controlled by Tenant’s parent corporation to the same extent as Tenant is controlled by such parent corporation; provided, however, that (A) Tenant notifies Landlord of any such assignment, sublease, or other transfer; (B) Tenant promptly provides Landlord with any documents or information requested by Landlord regarding such assignment, sublease, or other Transfer to such Affiliate of Tenant; (C) any prior Tenant or, if at any time applicable, any guarantor that has not been expressly released from liability under this Lease expressly reaffirms in writing its liability with respect to this Lease; (D) the proposed assignee assumes in writing for the express benefit of Landlord all of the liabilities and obligations of Tenant under this Lease, in form and content reasonably satisfactory to Landlord; and (E) such assignment, sublease, or other Transfer is not a subterfuge by Tenant to avoid the obligations under this Lease. The term “control” as used in this Section 10(c) means the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary course of its business, at least fifty-one percent (51%) of the voting interest in, any entity.

(d) Additional Compensation. In the event Tenant subleases the Premises or assigns this Lease in a Transfer that requires Landlord’s consent in accordance with this Paragraph 10, Tenant shall pay to Landlord, immediately upon receipt thereof, fifty percent (50%) of all net compensation received by Tenant for a Transfer that exceeds the Basic Rental and Tenant’s share of Basic Costs allocable to the portion of the Premises covered thereby after Tenant first deducts its costs incurred in connection with the Transfer including any brokerage commissions and all legal fees, free rent or tenant improvement allowances granted, architectural fees, lease assumptions and all Rent paid from the date that the space is vacated and listed for sublease with a reputable brokerage firm.

INSURANCE; WAIVERS; SUBROGATION; INDEMNITY
11. (a) Insurance. Tenant shall at its expense procure and maintain throughout the Term the following insurance policies: (1) comprehensive general liability insurance in amounts of not less than a combined single limit of $2,000,000 (the “Initial Liability Insurance Amount” ) insuring Tenant, Landlord, Landlord’s agents and their respective affiliates against all liability for injury to or death of a person or persons or damage to property arising from the use and occupancy of the Premises, (2) contractual liability insurance consistent with that provided in industry-standard policy form CG0001, (3) insurance covering the full value of Tenant’s property and improvements, and other property (including property of others), in the Premises, (4) workman’s compensation insurance, containing a waiver of subrogation endorsement reasonably acceptable to Landlord, and (5) business interruption insurance. Tenant’s insurance shall provide primary coverage to Landlord when any policy issued to Landlord provides duplicate or similar coverage, and in such circumstance Landlord’s policy will be excess over Tenant’s policy. Tenant shall furnish certificates of such insurance and such other evidence satisfactory to Landlord of the maintenance of all insurance coverages required hereunder, and Tenant shall obtain a written obligation on the part of each insurance company to notify Landlord at least 30 days before cancellation or a material change of any such insurance. All such insurance policies shall be in form, and issued by companies, reasonably satisfactory to Landlord. For purposes of this Section 11, the term “Affiliate” shall have the same meaning given to it in Section 10(c) above.

(b) Waiver of Negligence Claims; No Subrogation. Landlord shall not be liable to Tenant or those claiming by, through, or under Tenant for any injury to or death of any person or persons or the damage to or theft, destruction, loss, or loss of use of any property or inconvenience (a “Loss“) caused by casualty, theft, fire, third parties, or any other matter (including Losses arising through repair or alteration of any part of the Building or the Project, or failure to make repairs, or from any other cause), regardless of whether the negligence of any party caused such Loss in whole or in part. Landlord and Tenant each waives any claim it might have against the other for any damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is insured against under any insurance policy that covers the Project, the Building, the Premises, Landlord’s or Tenant’s fixtures, personal property, leasehold improvements, or business, or, in the case of Tenant’s waiver, is required to be insured against under the terms hereof, regardless of whether the negligence or fault of the other party caused such loss; however, Landlord’s waiver shall not include any deductible amounts on insurance policies carried by Landlord or apply to any coinsurance penalty which Landlord might sustain. Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against the other party.

(c) Indemnity. Subject to Section 11.(b), Tenant shall defend, indemnify, and hold harmless Landlord and its agents from and against all claims, demands, liabilities, causes of action, suits, judgments, and expenses (including attorneys’ fees) for any Loss arising from any occurrence on the Premises or from Tenant’s failure to perform its obligations under this Lease (other than where and to the extent that a Loss is caused by or results from the sole joint, comparative, or concurrent negligence, fault, or strict liability of Landlord or its agents. THIS INDEMNITY PROVISION IS NOT INTENDED TO INDEMNIFY LANDLORD AND ITS AGENTS AGAINST THE CONSEQUENCES OF THEIR OWN NEGLIGENCE OR FAULT. This indemnity provision shall survive termination or expiration of this Lease.

SUBORDINATION ATTORNMENT; NOTICE TO LANDLORD’S MORTGAGEE
12. (a) Subordination. This Lease is subordinate to any deed of trust, mortgage, or other security instrument (a “Mortgage”), or any ground lease, master lease, or primary lease (a “Primary Lease”), that now or hereafter covers all or any part of the Premises (the mortgagee under any Mortgage or the lessor under any Primary Lease is referred to herein as “Landlord’s Mortgagee”). The provisions of this Section 12(a) shall be self-operative, and no further instrument shall be required to effect such subordination; however, Landlord shall deliver to Tenant, and Tenant shall execute from time to time within fifteen business days after delivery to Tenant, an instrument from each Landlord’s Mortgagee evidencing the subordination of this Lease to any such Mortgage or Primary Lease (which instrument shall include a non-disturbance provision in favor of Tenant and shall be on Landlord’s Mortgagee’s standard form, but shall be reasonably acceptable to Tenant).

(b) Attornment. Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party’s request, and shall execute such agreements confirming such attornment as such party may reasonably request.

(c) Notice to Land lo rd ’s Mortgagee . Tenant shall not seek to enforce any remedy it may have for any default on the part of the Landlord without first giving written notice by reputable overnight courier or certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord’s Mortgagee whose address has been given to Tenant, and affording such Landlord’s Mortgagee a period of at least ten days to perform Landlord’s obligations hereunder.

PROJECT RULES
13. Tenant shall comply with the COREA (defined in Section 24(r)) and the rules and regulations of the Project which are attached hereto as E xh ibit “ B ” . Landlord may, from time to time, change such rules and regulations for the safety, care, or cleanliness of the Building and related facilities, provided that such changes are reasonable, applicable to all tenants of the Building and will not unreasonably interfere with Tenant’s use of the Premises. Tenant shall be responsible for the compliance with such rules and regulations by its employees, agents, and invitees.

CONDEMNATION
14. (a) Taking - La nd lo rd ’s and T enant ’s Ri g hts . If any part of the Building is taken by right of eminent domain or conveyed in lieu thereof (a “Taking”), and such Taking prevents Tenant from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Taking, then Landlord may, at its expense, relocate Tenant to office space reasonably comparable to the Premises, provided that Landlord notifies Tenant of its intention to do so at least 30 days prior to the effective date of the Taking. Such relocation may be for a portion of the remaining Term or the entire Term. Landlord shall complete any such relocation within 180 days after Landlord has notified Tenant of its intention to relocate Tenant. If Landlord does not elect to relocate Tenant following such Taking, then Tenant may terminate this Lease as of the date of such Taking by giving written notice to Landlord within 60 days after the Taking, and Rent shall be apportioned as of the date of such Taking. If Landlord does not relocate Tenant and Tenant does not terminate this Lease, then Rent shall be adjusted on a reasonable basis in proportion to that portion of the Premises rendered untenantable by the Taking.

(b) Taking - Land lo rd ’s Rig h ts. If any material portion, but less than all, of the Building becomes subject to a Taking, or if Landlord is required to pay any of the proceeds received for a Taking to Landlord’s Mortgagee, then this Lease, at the option of Landlord, exercised by written notice to Tenant within 30 days after such Taking, shall terminate and Rent shall be apportioned as of the date of such Taking. If Landlord does not so terminate this Lease and does not elect to relocate Tenant, then this Lease will continue, but if any portion of the Premises has been taken, Basic Rental shall adjust as provided in the last sentence of Section 14.(a).

(c) Award. If any Taking occurs, then Landlord shall receive the entire award or other compensation for the Land, the Building, and other improvements taken, and Tenant may separately pursue a claim against the condemnor for the value of Tenant’s personal property which Tenant is entitled to remove under this Lease, moving costs, loss of business, and other claims it may have.

FIRE OR OTHER CASUALTY
15. (a) Repair Estimate. If the Premises or the Building are damaged by fire or other casualty (a “Casualty”), Landlord shall, within 30 days after such Casualty, deliver to Tenant a good faith estimate (the “Damage Notice”) of the time needed to repair the damage caused by such Casualty and, if Landlord intends to repair such damage, an estimated date for commencement of such repairs.

(b) Landlord ’s and Tenant ’s Rig ht s . If as a result of a Casualty, Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord estimates that the damage caused thereby cannot be repaired within 180 days after the commencement of repair, then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant. If Tenant does not terminate this Lease, then (subject to Landlord’s rights under Section 15.(c)) Landlord shall repair the Building or the Premises, as the case may be, as provided below, and Rent for the portion of the Premises rendered untenantable by the Casualty shall be adjusted in proportion to the portion of the Premises rendered untenantable from the date of the Casualty until the completion of the repair, unless and to the extent that such damage was caused by or resulted from Tenant’s gross negligence or willful misconduct, in which case, Tenant shall continue to pay Rent without abatement.

(c) Land lo rd ’s Rig ht s . If a Casualty damages a material portion of the Building, and Landlord makes a good faith determination that restoring the Premises would be uneconomical, or if Landlord is required to pay any insurance proceeds arising out of the Casualty to Landlord’s Mortgagee, then Landlord may terminate this Lease by giving written notice of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant, and Basic Rental hereunder shall be abated as of the date of the Casualty.

(d) Repair Obligation. If neither party elects to terminate this Lease following a Casualty, then Landlord shall, within a reasonable time after such Casualty, commence to repair the Building and the Premises and shall proceed with reasonable diligence to restore the Building and Premises to substantially the same condition as they existed immediately before such Casualty; however, Landlord shall not be required to repair or replace any part of the furniture, equipment, fixtures, and other improvements which may have been placed by, or at the request of, Tenant or other occupants in the Building or the Premises, and Landlord’s obligation to repair or restore the Building or Premises shall be limited to the extent of the insurance proceeds actually received by Landlord for the Casualty in question.

TAXES
16. Tenant shall be liable for all taxes levied or assessed against personal property, furniture, or fixtures placed by Tenant in the Premises. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and Landlord elects to pay the same, or if the assessed value of Landlord’s property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, upon demand, that part of such taxes for which Tenant is primarily liable hereunder.

EVENTS OF DEFAULT
17. Each of the following occurrences shall constitute an “Event of Default”:

(a) Tenant’s failure to pay Rent, or any other sums due from Tenant to Landlord under the Lease when due; provided however that with regard to the first two (2) delinquencies in any calendar year, Landlord shall provide Tenant written notice of such delinquency and Tenant shall not be in default unless Tenant fails to cure such delinquency within ten days of delivery of such written notice;

(b) Tenant’s failure to perform, comply with, or observe any agreement or obligation of Tenant under this Lease (other than a payment obligation) on or before the thirtieth (30th) day following written notice of such failure;

(c) the filing of a petition by or against Tenant (the term “Tenant” shall include, for the purpose of this Section 17.(c), any guarantor of the Tenant’s obligations hereunder) (1) in any bankruptcy or other insolvency proceeding; (2) seeking any relief under any state or federal debtor relief Laws; (3) for the appointment of a liquidator or receiver for all or substantially all of Tenant’s property or for Tenant’s interest in this Lease; or (4) for the reorganization or modification of Tenant’s capital structure; provided that Tenant shall have sixty (60) days following the commencement of an involuntary proceeding to have such proceeding dismissed before such proceeding shall constitute an Event of Default.

(d) Tenant shall desert or vacate any portion of the Premises except temporarily in connection with a Casualty or as needed for repairs, maintenance, or alterations to the Premises or the Building; and

(e) the admission by Tenant that it cannot meet its obligations as they become due or the making by Tenant of an assignment for the benefit of its creditors.

REMEDIES
18. Upon any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by Laws or in equity, take any of the following actions:

(a) Terminate this Lease by giving Tenant written notice thereof, in which event, Tenant shall pay to Landlord the sum of (l) all Rent accrued hereunder through the date of termination, (2) all amounts due under Section 19.(a), and (3) an amount equal to (A) the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to the “Prime Rate” as published on the date this Lease is terminated by The Wall Street Journal, Southwest Edition, in its listing of “Money Rates”, minus (B) the then present fair rental value of the Premises for such period, similarly discounted; or

(b) Terminate Tenant’s right to possession of the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (1) all Rent and other amounts accrued hereunder to the date of termination of possession, (2) all amounts due from time to time under Section 19.(a), and (3) all Rent and other sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period. Landlord shall use reasonable efforts to relet the Premises on such terms and conditions as Landlord in its sole discretion may determine (including a term different from the Term, rental concessions, and alterations to, and improvement of, the Premises); however, Landlord shall not be obligated to relet the Premises before leasing other portions of the Building. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to exclude or dispossess Tenant of the Premises shall be deemed to be taken under this Section 18.(b). If Landlord elects to proceed under this Section 18.(b), it may at any time elect to terminate this Lease under Section 18.(a).

Additionally, without notice, Landlord may alter locks or other security devices at the Premises to deprive Tenant of access thereto, and Landlord shall not be required to provide a new key or right of access to Tenant.

PAYMENT BY TENANT; NON- WAIVER
19. (a) Payment by Tenant. Upon any Event of Default, Tenant shall pay to Landlord all costs incurred by Landlord (including court costs and reasonable attorneys’ fees and expenses) in (1) obtaining possession of the Premises, (2) removing and storing Tenant’s or any other occupant’s property, (3) repairing, restoring, altering, remodeling, or otherwise putting the Premises into condition acceptable to a new tenant, (4) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting), (5) performing Tenant’s obligations which Tenant failed to perform, and (6) enforcing, or advising Landlord of, its rights, remedies, and recourses arising out of the Event of Default.

(b) No Waiver. Landlord’s acceptance of Rent following an Event of Default shall not waive Landlord’s rights regarding such Event of Default. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord’s rights regarding any future violation of such term or violation of any other term.

SURRENDER OF PREMISES
20. No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless the same is made in writing and signed by Landlord. At the expiration or termination of this Lease, Tenant shall deliver to Landlord the Premises with all improvements located thereon in good repair and condition, reasonable wear and tear (and condemnation and fire or other Casualty damage not caused by Tenant, as to which Sections 14 and 15 shall control) excepted, and shall deliver to Landlord all keys to the Premises. Provided that Tenant has performed all of its obligations hereunder, Tenant may remove all unattached trade fixtures, furniture, and personal property placed in the Premises by Tenant (but Tenant shall not remove any such item which was paid for, in whole or in part, by Landlord). Additionally, Tenant shall remove those alterations, additions, improvements, trade fixtures, equipment, wiring, and furniture that are installed or placed in the Premises by Tenant that Landlord has notified Tenant in writing must be so removed at the time Landlord approves Tenant’s Working Drawings or Tenant’s request for consent to alterations, additions, or improvements to the Premises pursuant to Section 8(a) above, as applicable. Tenant shall repair all damage caused by such removal. All items not so removed shall be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items. The provisions of this Section 20 shall survive the end of the Term.

HOLDING OVER
21. If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be a tenant at will and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over, Tenant shall pay, in addition to Tenant’s Proportionate Share of Basic Costs, a daily Basic Rental equal to 150% of the daily Basic Rental payable during the last month of the Term.

CERTAIN RIGHTS RESERVED BY LANDLORD
22. Provided that the exercise of such rights does not unreasonably interfere with Tenant’s access to and occupancy of the Premises, Landlord shall have the following rights:

(a) to decorate and to make inspections, repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Building, or any part thereof; for such purposes, to enter upon the Premises and, during the continuance of any such work, to temporarily close doors, entryways, public space, and corridors in the Building; to interrupt or temporarily suspend Building services and facilities; and to change the arrangement and location of entrances or passageways, doors, and doorways, corridors, elevators, stairs, restrooms, or other public parts of the Building;

(b) to take such reasonable measures as Landlord deems advisable for the security of the Building and its occupants, including without limitation searching (to the extent permitted by applicable Laws) all persons entering or leaving the Building; evacuating the Building for cause, suspected cause, or for drill purposes; temporarily denying access to the Building; and closing the Building after normal business hours and on Saturdays, Sundays, and holidays, subject, however, to Tenant’s right to enter when the Building is closed after normal business hours under such reasonable regulations as Landlord may prescribe from time to time which may include by way of example, but not of limitation, that persons entering or leaving the Building, whether or not during normal business hours, identify themselves to a security officer by registration or otherwise and that such persons establish their right to enter or leave the Building;

   (c) to change the name by which the Building is designated; and

(d) to enter the Premises at all reasonable hours and upon giving Tenant reasonable notice (except in the case of any emergency) to show the Premises to prospective purchasers, lenders, or tenants.

SUBSTITUTION SPACE	23. Intentionally Deleted.
MISCELLANEOUS
24. (a) Landlord Transfer. Landlord may transfer, in whole or in part, the Building and any of its rights under this Lease. If Landlord assigns its rights under this Lease, then Landlord shall thereby be released from any further obligations hereunder related to the period from and after such assignment.

(b) Landlord ’s Liability . The liability of Landlord and Tenant to one another hereunder for any default under the terms of this Lease shall be limited to the non-defaulting party’s actual direct, but not consequential, damages therefor, and the defaulting party shall be personally liable only for such actual, direct damages. This section shall not be deemed to limit or deny any remedies which either party may have in the event of default by the other party hereunder which do not involve the personal liability of the defaulting party.

(c) Force Majeure. Other than for Tenant’s monetary obligations under this Lease and obligations which can be cured by the payment of money (e.g., maintaining insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to strikes, riots, terrorism, acts of God, shortages of labor or materials, war, governmental Laws, regulations, or restrictions, extreme weather conditions, or any other causes of any kind whatsoever which are beyond the control of such party.

(d) Brokerage. Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Lease, except for

Cushman & Wakefield / Oxford Commercial and Peloton Commercial Real Estate. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party. All commissions due and payable shall be Landlord’s sole obligation pursuant to separate agreements with the brokers

(e) Estoppel Certificates and Financial Information. From time to time, Tenant shall furnish to any party designated by Landlord, within 30 days after Landlord has made a request therefor, a certificate signed by Tenant confirming and containing such factual certifications and representations as to this Lease as Landlord may reasonably request. Further, if at any time Tenant’s financial statements are not publicly-available on-line, from time to time (but not more often than once in any given six (6) month period), within 30 days after Landlord’s request therefore, Tenant shall furnish to Landlord or Landlord’s Mortgagee the most recent annual financial statements for Tenant.

(f) Notices. All notices and other communications given pursuant to this Lease shall be in writing and shall be (1) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address specified in the Basic Lease Information, (2) hand delivered or delivered by overnight delivery service to the intended address, or (3) sent by prepaid telegram, cable, facsimile transmission, or telex followed by a confirmatory letter. Notice sent by certified mail, postage prepaid, shall be effective three business days after being deposited in the United States Mail; all other notices shall be effective upon delivery to the address of the addressee. The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

(g) Severability. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future Laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.

(h) Amendments: and Binding Effect. This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord, and no custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of Landlord to insist upon the performance by Tenant in strict accordance with the terms hereof. The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord’s Mortgagee, no third party shall be deemed a third party beneficiary hereof.

(i) Quiet Enjoyment. Provided Tenant has performed all of the terms and conditions of this Lease to be performed by Tenant, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, subject to the terms and conditions of this Lease.

(j) Joint and Several Liability. If there is more than one Tenant, then the obligations hereunder imposed upon Tenant shall be joint and several. If there is a guarantor of Tenant’s obligations hereunder, then the obligations hereunder imposed upon Tenant shall be the joint and several obligations of Tenant and such guarantor, and Landlord need not first proceed against Tenant before proceeding against such guarantor nor shall any such guarantor be released from its guaranty for any reason whatsoever.

(k) Captions. The captions contained in this Lease are for conveniences of reference only, and do not limit or enlarge the terms and conditions of this Lease.

(l) No Merger. There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such estate.

(m) No Offer. The submission of this Lease to Tenant shall not be construed as an offer, nor shall Tenant have any right under this Lease unless Landlord executes a copy of this Lease and delivers it to Tenant.

(n) Exhibits. All exhibits and attachments hereto are incorporated herein by this reference.

Exhibit A-Land
Exhibit A-1-Outline of Premises Exhibit A-2-Project
Exhibit B-Project Rules Exhibit C-Basic Costs
Exhibit D-Premises Finish-Work Exhibit E-Parking
Exhibit F-Extension Option, Right of First Refusal and Termination Option

(o) Entire Agreement. This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all oral statements and prior writings relating thereto. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith.

(p) Taxable Sales Report. To the extent any sales of merchandise or revenue derived from the Premises are subject to sales taxes, Tenant will also submit to Landlord copies of all reports periodically filed by Tenant with the State of Texas Comptroller's office ("Comptroller") with respect to Taxable Sales, when submitted to the Comptroller ("Tenant's Taxable Sales Reports"). Tenant's Taxable Sales Reports shall be filed by Tenant with the Comptroller not less than monthly (or on a more frequent basis as may be required by the Comptroller or applicable Laws), using the standard reporting form of the Comptroller provided for such purpose. Tenant acknowledges that the City of Bee Cave, Texas (“City”) is utilizing sales tax revenues from the Project, and other property, to provide to provide certain benefits to the Project to induce the development thereof by Landlord ("City Benefits"). Accordingly, Tenant agrees that Landlord may use the information in Tenant's Taxable Sales Reports to report to the City on a quarterly basis the amount of sales tax revenues generated by Taxable Sales from the Shopping Center for the previous calendar quarter ("Landlord's Reports"). Without limiting the generality of the foregoing, upon Landlord's written request, Tenant shall authorize the Comptroller to release Tenant's Taxable Sales Reports to Landlord, which such authorization shall remain in effect throughout the remainder of the Term. Tenant further acknowledges that the City has the right to audit Landlord's Reports and the information contained therein. In addition, upon Landlord's written request, Tenant shall deliver such additional releases or other documentation as may be necessary or desirable, or otherwise as required by Laws, to facilitate the use of information contained in Tenant's Taxable Sales Reports and Landlord Reports in connection with securing the City Benefits. Tenant shall have an address located in the City for its business at the Premises and for its address of record with the State of Texas for the sales and use tax account for such business.

(q) Homeland Security. Tenant represents, certifies and warrants to Landlord as follows:

(i) Tenant is not named by, and is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by, any Executive Order, including without limitation Executive Order 13224, or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation or transaction pursuant to any Laws, order, rule or regulation that is enacted, enforced or administered by the Office of Foreign Assets Control; (ii) Tenant is not engaged in this transaction, directly or indirectly, for or on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation; and (iii) none of the proceeds used to pay Basic Rental and any other Rent have been or will be derived from a “specified unlawful activity” as defined in, and Tenant is not otherwise in violation of, the Money Laundering Control Act of 1986, as amended, or any other applicable Laws regarding money laundering activities. Furthermore, Tenant agrees to immediately notify Landlord if Tenant was, is, or in the future becomes a “senior foreign political figure,” or an immediate family member or close associate of a “senior foreign political figure,” within the meaning of Section 312 of the USA PATRIOT Act of 2001. Notwithstanding anything in this Lease to the contrary, Tenant acknowledges and agrees that this Lease is a continuing transaction and that the foregoing representations, certifications and warranties are ongoing and shall be and remain true and in full force and effect on the date hereof and throughout the Term and that any breach thereof shall, at Landlord’s election, constitute an automatic Event of Default giving rise to Landlord’s remedies and Tenant agrees to indemnify, defend and hold harmless Landlord and Landlord's management agent from and against all losses, damages, costs and expenses resulting from or relating to any breach of the foregoing representations, certification and warranties.

HAZARDOUS SUBSTANCES
25. The term “Hazardous Substances,” as used in this Lease shall mean pollutants, contaminants, toxic or hazardous wastes, or any other substances, the removal of which is required or the use of which is restricted, prohibited or penalized by any “Environmental Law” which term shall mean any Law relating to health, pollution, or protection of the environment. Tenant hereby agrees that a) no activity will be conducted on the Premises that will produce any Hazardous Substances, except for such activities that are part of the ordinary course of Tenant’s business activities (the “Permitted Activities”) provided such Permitted Activities are conducted in accordance with all Environmental Laws and have been approved in advance in writing by Landlord; b) the Premises will not be used in any manner for the storage of any Hazardous Substances except for any temporary storage of such materials that are used in the ordinary course of Tenant’ s business (the “Permitted
 Materials” ) provided such Permitted Materials are properly stored in a manner and location satisfying all Environmental Laws and approved in advance in writing by Landlord; c) no portion of the Premises will be used as a landfill or a dump; d) Tenant will not install any underground tanks of any type; e) Tenant will not allow any surface or subsurface conditions to exist or come into existence that constitute, or with the passage of time may constitute a public or private nuisance; f) Tenant will not permit any Hazardous Substances to be brought onto the Premises, except for the Permitted Materials, and if so brought or found located thereon, the same shall be immediately removed by Tenant, with proper disposal, and all required cleanup procedures shall be diligently undertaken pursuant to all Environmental Laws; g) Tenant will maintain on the Premises a list of all materials stored at the Premises for which a material safety data sheet (an “MSDS”) was issued by the producers or manufacturers thereof, together with copies of the MSDS’s for such materials, and shall deliver such list and MSDS copies to Landlord upon Landlord’s request therefor; and h) Tenant shall remove all Permitted Materials from the Premises in a manner acceptable to Landlord before Tenant’s right to possess the Premises is terminated. If at any time during or after the Term, the Premises are found to be so contaminated or subject to such conditions, Tenant shall defend, indemnify and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, damages and obligations of any nature arising from or as a result of the use of the Premises by Tenant, except for any conditions or contamination not caused by Tenant. The foregoing indemnity shall survive termination or expiration of this Lease. Unless expressly identified on an addendum to this Lease, as of the date hereof there are no “Permitted Activities” or “Permitted Materials” for purposes of the foregoing provision and none shall exist unless and until approved in writing by the Landlord. Notwithstanding anything to the contrary set forth in this Section 25, Tenant shall have the right, without Landlord’s consent, to bring into and use in the Premises reasonable quantities of office supplies and substances used in repair, maintenance, and/or cleaning that may contain nominal amounts of Hazardous Substances so long as such office supplies and substances are (i) lawfully available for purchase in the United States of America; and
(ii) used, stored, and handled by Tenant, its employees, agents, and contractors, solely for their intended purpose and in accordance with Environmental Laws. Landlord may enter the Premises and conduct environmental inspections and tests therein as it may reasonably require from time to time, provided that Landlord shall use reasonable efforts to minimize the interference with Tenant’s business. Such inspections and tests shall be conducted at Landlord’s expense, unless they reveal the presence of Hazardous Substances (other than Permitted Materials, substances placed in the Premises by Landlord, or substances that Tenant is permitted to have and use in the Premises pursuant to this Section 25) or that Tenant has not complied with the requirements set forth in this Section 25, in which case Tenant shall reimburse Landlord for the cost thereof within ten days after Landlord’s request therefore.

LANDLORD’S LIEN
26. In addition to the statutory landlord’s lien, Tenant grants to Landlord, to secure performance of Tenant’s obligations hereunder, a security interest in all equipment, fixtures, furniture, improvements, and other personal property of Tenant now or hereafter situated on the Premises, excluding Tenant’s intellectual property, and all proceeds therefrom (the “Co llater al” ), and the Collateral shall not be removed from the Premises without the consent of Landlord until all obligations of Tenant have been fully performed. Upon the occurrence of an Event of Default, Landlord may, in addition to all other remedies, without notice or demand except as provided below, exercise the rights afforded a secured party under the Uniform Commercial Code of the State in which the Building is located (the “UCC”). In connection with any public or private sale under the UCC, Landlord shall give Tenant five (5) days prior written notice of the time and place of any public sale of the Collateral or of the time after which any private sale or other intended disposition thereof is to be made, which is agreed to be a reasonable notice of such sale or other disposition. Landlord may also file a copy of this Lease as a financing statement to perfect its security interest in the Collateral.

LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE, AND TENANT’S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, SETOFF, OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.

DATED as of the date first written above.

LANDLORD:

HILL COUNTRY TEXAS GALLERIA, LLC, a Texas limited liability company

By:	/s/ Adrian M. Overstreet
Adrian M. Overstreet, Manager

TENANT:

TRUECAR, INC., a Delaware corporation

By: /s/ Michael Guthrie
Printed Name: Michael Guthrie
Title: Chief Financial Officer

EXHIBIT “A” LAND

Lot 4, Block A and Lot 5, Block A of the Amended Final Plat of the Hill Country Galleria Lots 1-8 and 10-26, Block A, Lots 1-3 and 5-8 Block B, and Lot 1 Block C, a Subdivision Recorded in Document NO. 200700378 of the Plat Records of Travis County, Texas.

EXHIBIT “ A -1”

DEPICTION OF PREMISES

Floor 3

Floor 2

EXHIBIT “A-2” PROJECT

EXHIBIT “B” PROJECT

RULES

The following Project Rules apply to and govern Tenant’s use of the Premises and Project. Capitalized terms have the meanings given in the Lease, of which these Project Rules are a part. Tenant is responsible for all Claims arising from any violation of the Project Rules by Tenant.

1.No awning or other projection may be attached to the outside walls of the Premises or Project. No curtains, blinds, shades or screens visible from the exterior of the Premises may be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord. Such curtains, blinds, shades, screens or other fixtures must be of a quality, type, design and color, and attached in a manner, approved by Landlord in writing.

2.No sign, lettering, picture, notice or advertisement which is visible from the exterior of the Premises or Project may be installed on or in the Premises without Landlord’s prior written consent, and then only in such manner, character and style as Landlord may have approved in writing.

3.Tenant will not obstruct sidewalks, entrances, passages, corridors, vestibules, halls, or stairways in and about the Project that are used in common with other tenants or any other portion of the Common Area. Tenant will not place objects against glass partitions or doors or windows that would be unsightly from any of the corridors of the Project or from the exterior of the Project and will promptly remove any such objects upon notice from Landlord. Tenant will not locate or store any equipment, materials, supplies or other property outside of the interior of the Premises.

4.Tenant will not create or allow obnoxious or harmful fumes, odors, smoke or other discharges that may be offensive to the other occupants of the Project or neighboring properties, or otherwise create any nuisance.

5.The Premises may not be used for cooking (as opposed to heating of food), lodging, sleeping or for any immoral or illegal purpose.

6.Tenant will not make excessive noises, cause disturbances or vibrations or use or operate any electrical or mechanical devices or other equipment that emit excessive sound or other waves or disturbances or which may be offensive to the other occupants of the Project, or that may unreasonably interfere with the operation of any device, equipment, computer, video, radio, television broadcasting or reception from or within the Project or elsewhere, or otherwise use any apparatus or device in or about the Premises that causes substantial noise, odor or vibration.

7.Machines and mechanical equipment belonging to Tenant, which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenants in the Building, will be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration.

8.	No dog or other animal or bird is allowed in the Project, except for animals assisting the disabled.

9.Tenant will not waste electricity, water or air conditioning and will cooperate with Landlord to ensure the most effective operation of the Project’s heating, air conditioning, ventilation and utility systems. Tenant will not use any method of heating or air conditioning (including without limitation fans or space heaters) other than that supplied by Landlord or approved in writing. Tenant will not connect any apparatus or device to electrical current or water except through the electrical and water outlets installed by Landlord in the Premises.

10.Tenant assumes full responsibility for protecting its space from theft, robbery and pilferage, which includes keeping valuable items locked up and doors locked and other means of entry to the Premises closed and secured after Business Hours and at other times the Premises is not in use.

11.No additional locks or similar devices may be attached to any door or window and no keys other than those provided by Landlord may be made for any door. If more than two keys for one lock are desired by the

Tenant, Landlord will provide the same upon payment by the Tenant. Upon termination of this Lease or of Tenant’s possession, Tenant will surrender all keys of the Premises and shall explain to Landlord all combination locks on safes, cabinets and vaults.

12.Tenant will not bring into the Project inflammables, such as gasoline, kerosene, naphtha and benzine, or explosives or any other article of intrinsically dangerous nature.

13.Tenant will not bring any bicycles or other vehicles of any kind into the Building, except for appropriate vehicles necessary for assisting the disabled.

14.If any carpeting or other flooring is installed by Tenant using an adhesive, such adhesive will be an odorless, releasable adhesive.

15.If Tenant requires telegraphic, telephonic, security alarm, satellite dishes, antennae or similar services, Tenant will first obtain Landlord’s written approval, and comply with Landlord’s instructions in their installation. Tenant will not have the right to install or locate satellite dishes, antennae or other equipment or personal property on the roof or exterior of the Building without first obtaining Landlord’s written approval. If Landlord gives such approval, the proposed installation or location will be made in accordance with Landlord’s instructions and, if required by Landlord, in the presence, and under the direction, of a representative of Landlord.

16.The water and wash closets, drinking fountains and other plumbing fixtures will not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, coffee grounds or other substances will be thrown therein.

17.	Tenant will not overload any utilities serving the Premises.

18.All loading, unloading, receiving or delivery of goods, supplies, furniture or other items will be made only through entryways provided for such purposes. Deliveries during normal office hours shall be limited to normal office supplies and other small items. No deliveries will be made which impede or interfere with other tenants or the operation of the Building. No equipment, materials, furniture, packages, supplies, merchandise or other property will be received in the Building or carried in the passenger elevators except between such hours and in such elevators as may be designated by Landlord.

19.Tenant’s initial move in and subsequent deliveries of heavy or bulky items, such as furniture, safes and similar items will be made only outside of Business Hours and only in such manner as Landlord from time to time prescribes in writing. Landlord will in all cases have the right to specify the proper position of any safe, equipment or other heavy article, which will only be used by Tenant in a manner which will not interfere with or cause damage to the Premise or the Project, or to the other tenants or occupants of the Project. Tenant will not overload the floors or structure of the Building.

20.Tenant will be responsible for all Claims arising from any injuries sustained by any person whomsoever resulting from the delivery or moving of any articles by or for Tenant.

21.Canvassing, soliciting, and peddling in or about the Project is prohibited and Tenant will cooperate to prevent the same.

22.Persons may enter the Building only in accordance with such regulations as Landlord may from time to time establish. Persons entering or departing from the Building may be questioned as to their business in the Building, and Landlord may require the use of an identification card or other access device or procedures, and/or the registration of persons as to the hour of entry and departure, nature of visit, and other information deemed necessary for the protection of the Building. All entries into and departures from the Building will be through one or more entrances as Landlord from time to time designates. Landlord may elect not to enforce some or all of the foregoing during Business Hours or other times, but reserves the right to do so at Landlord’s discretion. Landlord may also, at its discretion, utilize other procedures (including without limitation screening devices, physical inspections, and/or other means) reasonably designed to prevent weapons or dangerous items from being brought into the Building. Tenant will cooperate with all such procedures.

23.In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to limit or prevent access to the Project during the continuance of the same by closing the doors or taking other appropriate steps. Landlord will in no case be liable for damages for any error or other action taken with regard to the admission to or exclusion from the Project of any person at any time.

24.Smoking is not permitted anywhere upon the Project, except in such areas (if any) located outside of the Building as may be expressly designated as permitted smoking areas in writing from time to time by Landlord in its sole and absolute discretion. Tenant will not allow any smoking anywhere within the Building. All smoking materials must be disposed of in ashtrays or other appropriate receptacles provided for that purpose.

25.The Building directory will be provided exclusively for the display of the name and location of tenants only and Landlord reserves the right to exclude any other names therefrom and to limit the amount of space thereon dedicated to Tenant.

26.	Intentionally deleted.

27.Landlord reserves the right to exclude or expel from the Project any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the Project Rules or any Laws.

28.Tenant will store all its trash and garbage in proper receptacles within its Premises or in other facilities provided for such purpose by Landlord. Tenant will not place in any trash box or receptacle any Hazardous Materials or any other items or materials that cannot be safely and properly disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal will be made in accordance with directions issued from time to time by Landlord. Tenant will cooperate with any recycling program at the Project.

29.Tenant will not use in the Premises or Common Area of the Project any hand truck except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve.

30.Tenant will not use the name of the Building or the Project in connection with or in promoting or advertising the business of Tenant except as Tenant’s address.

31.Tenant will comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

32.Tenant’s service or other requests regarding the operation of the Project will be made by appropriate application to Landlord’s property management office for the Project by an authorized individual.

33.Tenant will not park or permit parking in any areas designated by Landlord for parking by visitors to the Project or for the exclusive use of other tenants or occupants of the Project. Only passenger vehicles may be parked in the parking areas.

34.Parking stickers or any other device or form of identification supplied as a condition of use of the parking facilities will remain the property of Landlord. Such parking identification device must be displayed as requested and may not be mutilated or obstructed in any manner. Such devices are not transferable and any device in the possession of an unauthorized holder will be void. Landlord may charge a fee for parking stickers, cards or other parking control devices supplied by Landlord.

35.	No overnight or extended term parking or storage of vehicles is permitted.

36.Parking is prohibited (a) in areas not striped for parking; (b) in aisles; (c) where “no parking” signs are posted; (d) on ramps; (e) in cross-hatched areas; (f) in loading areas; and (g) in such other areas as may be designated by Landlord.

37.All responsibility for damage, loss or theft to vehicles and the contents thereof is assumed by the person parking their vehicle.

38.Tenant and/or each user of the parking area may be required to sign a parking agreement, as a condition to parking, which agreement may provide for the manner of payment of any parking charges and other matters not inconsistent with this Lease and these Project Rules.

39.Landlord reserves the right to refuse parking identification devices and parking rights to Tenant or any other person who fails to comply with the Project Rules applicable to the parking areas. Any violation of such rule will subject the vehicle to removal, at such person’s expense.

40.A third party may own, operate or control the parking areas, and such party may enforce these Project Rules relating to parking. Tenant will obey any additional rules and regulations governing parking that may be imposed by the parking operator or any other person controlling the parking areas serving the Project.

41.Tenant will be responsible for the observance of all of the Project Rules by Tenant (including, without limitation, all employees, agents, clients, customers, invitees and guests).

42.Landlord may, from time to time, waive any one or more of these Project Rules for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a continuing waiver of such Project Rule(s) in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Project Rule(s) against Tenant or any or all of the tenants of the Project.

These Project Rules are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the other terms, covenants, agreements and conditions of the Lease. To the extent there is any conflict between a Project Rule and any express term or provision otherwise set forth in the Lease, such other express term or provision will be controlling.

EXHIBIT “C”

BASIC COSTS

The term “Basic Cost” shall mean all expenses and disbursements of every kind (subject to the limitations set forth below) which Landlord incurs, pays or becomes obligated to pay in connection with the ownership, operation, and maintenance of the Project (including the associated parking facilities), determined in accordance with generally accepted federal income tax basis accounting principles consistently applied, including but not limited to the following:

1.
Wages and salaries (including management fees) of all employees engaged in the operation, repair, replacement, maintenance, and security of the Building, including taxes, insurance and benefits relating thereto;

2.	All supplies and materials used in the operation, maintenance, repair, replacement, and security of the Project;

3.
Annual cost of all capital improvements made to the Project which although capital in nature can reasonably be expected to reduce the normal operating costs of the Project, as well as all capital improvements made in order to comply with any Laws hereafter promulgated by any governmental authority, as amortized over the useful economic life of such improvements as determined by Landlord in its reasonable discretion (without regard to the period over which such improvements may be depreciated or amortized for federal income tax purposes);

4.	Cost of all utilities, other than the cost of utilities actually reimbursed to Landlord by the Project’s tenants (including those paid directly by Tenant under Sections 4(c) and 7(b) of this Lease);

5.	Cost of any insurance or insurance related expense applicable to the Project and Landlord’s personal property used in connection therewith;

6.	Cost of repairs, replacements, and general maintenance of the Project; and

7.
Cost of service or maintenance contracts with independent contractors for the operation, maintenance, repair, replacement, or security of the Project (including, without limitation, alarm service, window cleaning, and elevator maintenance).

The term “Basic Cost” shall also mean the Taxes (described below) and all expenses and disbursements of every kind (subject to the limitations set forth below) which Landlord incurs, pays or becomes obligated to pay in connection with the ownership, operation and maintenance of the common areas of the Project (including the associated guest transportation (guest trolley expenses), parking facilities, driveways and landscaped areas), determined in accordance with generally accepted federal income tax basis accounting principles consistently applied, including but not limited to the following:

(1)
Annual cost of all capital improvements made to the common areas which although capital in nature can reasonably be expected to reduce the normal operating costs of the Project, as well as all capital improvements made in order to comply with any Laws hereafter promulgated by any governmental authority, as amortized over the useful economic life of such improvements as determined by Landlord in its reasonable discretion (without regard to the period over which such improvements may be depreciated or amortized for federal income tax purposes);

(2)
Cost of all utilities for the common areas of the Project (including, without limitation, landscape irrigation and parking lot lighting), other than the costs of utilities actually reimbursed to Landlord by the tenants of the Project;

(3)	Cost of any insurance or insurance related expense applicable to the common areas of the Project and Landlord’s personal property used in connection therewith;

(4)	Cost of repairs, replacements and general maintenance of the common areas of the Project; and

(5)	Cost of service or maintenance contracts with independent contractors for the operation, maintenance, repair and replacement of the common area improvements.

As used herein the term “Taxes” shall mean all taxes and assessments and governmental charges whether federal, state, county or municipal and whether they be by taxing or management districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments attributable to the Project (or its operation), including the buildings and the grounds, parking areas, driveways and alleys around the buildings, excluding, however, federal and state taxes on income, including franchise taxes. If the present method of taxation changes so that in lieu of the whole or any part of any Taxes levied on the Project, there is levied on Landlord a capital tax directly on the rents received therefrom or an assessment, or charge based, in whole or in part, upon such rents, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term “Taxes” for the purposes hereof.

There are specifically excluded from the definition of the term “Basic Cost” (a) costs for capital improvements made to the Project, other than capital improvements described in subparagraphs 3 and (1) above of this Exhibit and except for items which, though capital for accounting purposes, are properly considered maintenance and repair items, such as painting of common areas, replacement of carpet in elevator lobbies, and the like; for repair, replacements and general maintenance paid by proceeds of insurance or by Tenant or other third parties, and alterations attributable solely to tenants of the Project other than Tenant; for interest, amortization or other payments on loans to Landlord; for depreciation of the Project; for leasing commissions; for legal expenses, other than those incurred for the general benefit of the Project’s tenants (e.g., tax disputes); for renovating or otherwise improving space for occupants of the Project or vacant space in the Project; for overtime or other expenses of Landlord in curing defaults or performing work expressly provided in this Lease to be borne at Landlord’s expense; and for federal income taxes imposed on or measured by the income of Landlord from the operation of the Project.

EXHIBIT “D”

PREMISES FINISH-WORK

1.
Within 180 days after the Lease Date, Tenant will provide Landlord for its approval (not to be unreasonably withheld, conditioned, or delayed) final working drawings of all improvements that Tenant proposes to install in the Premises (“TI Working Drawings”); such TI Working Drawings shall include the partition layout, ceiling plan, electrical outlets and switches, telephone outlets, drawings for any modifications to the mechanical and plumbing systems of the Building and detailed plans and specifications for the construction of the tenant improvements called for under this Exhibit in accordance with all applicable governmental Laws, codes, rules, and regulations. Further, if any of Tenant’s proposed tenant improvement work will affect the Building’s HVAC, electrical, mechanical, or plumbing systems, then the TI Working Drawings pertaining thereto shall be prepared by the Building’s engineer of record. Landlord, at Landlord’s sole expense, will pay to have the Building architect prepare a space plan in accordance with Tenant’s specifications, not to exceed $5,000. Landlord shall have ten (10) calendar days following Tenant’s delivery of the proposed TI Working Drawings to approve or disapprove such TI Working Drawings. Any approval of Tenant’s proposed TI Working Drawings shall be in writing and delivered to Tenant within such 10-day period. Any disapproval of Tenant’s proposed TI Working Drawings by Landlord shall be in writing, delivered within such 10-day period, and shall specify the reasons for disapproval. Tenant shall have five (5) business days following receipt of any such disapproval to revise and resubmit its proposed TI Working Drawings for Landlord’s approval. Any proposed TI Working Drawings resubmitted by Tenant shall address all of Landlord’s specified reasons for disapproval. Landlord shall have five (5) business days to approve or disapprove Tenant’s revised version of its proposed TI Working Drawings in the same manner as set forth above. Landlord and Tenant shall repeat the foregoing procedure until Landlord approves Tenant’s proposed TI Working Drawings. Approval by Landlord of Tenant’s proposed TI Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use, purpose, or condition, or that such drawings comply with any applicable Laws or code, but shall merely be the consent of Landlord to the performance of the Work. Landlord and Tenant shall each sign the approved TI Working Drawings to evidence its review and approval thereof. Tenant shall not have the right to make any change orders to any items contained in Exhibit “G” to the Lease, below, subsequent to the signing of the approved TI Working Drawings by Landlord and Tenant. As used herein, “Working Drawings“ shall mean the final TI Working Drawings approved by Landlord and Tenant, as amended from time to time by any approved changes thereto, and “TI Work” shall mean all tenant improvements to be constructed in accordance with and as indicated on the Working Drawings. Approval by Tenant of the Working Drawings shall not constitute authorization to Landlord to commence TI Work. All changes in the TI Work must receive the prior written approval of Landlord.

2.	After the Working Drawings have been approved, Landlord shall cause the TI Work to be performed in accordance with the Working Drawings.

3.
If a delay in the performance of the TI Work occurs: (i) because Tenant fails to deliver Tenant’s proposed TI Working Drawings to Landlord on or before the date set forth above or fails to timely resubmit a modified version of Tenant’s proposed TI Working Drawings as required above; (ii) because of any change by Tenant to the Working Drawings for any TI Work that is not included in the Exhibit “G” Items (defined in Section 4 of this Exhibit “D”, below) after Landlord’s initial approval thereof; or (iii) because of any specification by Tenant of materials or installations in addition to or other than Landlord’s standard finish- out materials, or if Tenant otherwise delays completion of the TI Work (each of the foregoing, a “Tenant Delay”), then, notwithstanding any provision to the contrary in this Lease, Tenant’s obligation to pay Basic Rental and Tenant’s Proportionate Share of Basic Costs hereunder shall commence on the date that substantial completion of the TI Work would have occurred, but for such Tenant Delay, as reasonably determined by Landlord’s general contractor. If the Premises are not ready for occupancy and the TI Work is not substantially completed (as reasonably determined by Landlord) on the scheduled Commencement Date for any reason other than as a result of a Tenant Delay, then the obligations of Landlord and Tenant shall continue in full force and Basic Rental and Tenant’s Proportionate Share of Basic Costs shall be abated until the date the TI Work is substantially completed, which date shall be the Commencement Date. Unless caused by Tenant Delay, rental payments will commence upon delivery of the premises ready for occupancy. No Tenant Delay will be deemed to have occurred unless and until the Landlord provides the Tenant with a notice specifying the Tenant action or inaction which constitutes the Tenant Delay, and Tenant fails to resolve such delay within three (3) business days of when it receives the notice. Substantial completion shall be deemed to have occurred when the general contractor has certified to Landlord and Tenant that the normal office TI Work has been completed pursuant to the Working Drawings, subject to a reasonable punchlist, and that Tenant can legally occupy and commence to operate its business within the Premises (which includes Landlord obtaining a certificate of occupancy for Tenant, if required). Notwithstanding anything contained herein to the contrary, in the event the shell Building final inspection has not occurred prior to the 120th day after the scheduled Commencement Date, Tenant will have the right to terminate this Lease by providing written notice to Landlord on or before the date that is five days after the expiration of such 120-day period. In the event of such termination by Tenant, the parties hereto will have no further rights and remedies under this Lease except as expressly set forth in this Lease. In the event Tenant fails to terminate the Lease within such five (5) day period, Tenant will be deemed to waive such right.

4.
Landlord will, at Landlord’s expense, construct as part of the base building those items shown on Exhibit “G” to the Lease (“Exhibit “G” Items”). Upon the completion and approval of the Working Drawings for Tenant’s Premises and prior to commencement of construction of the TI Work, Tenant’s accountant will have 15 days to review the Working Drawings and determine which, if any, parts of the TI Work in addition to the Exhibit “G” Items are considered “non-normal” tenant improvements that must be paid for by the Landlord for the Tenant to avoid “build to suit” accounting treatment (“Additional Items”). Landlord will construct the Additional Items identified by Tenant’s accountant at Landlord’s expense; provided, however, the cost of such Additional Items shall not exceed the Tenant Improvement Allowance. Before commencing the TI Work, the Tenant Improvement Allowance provided for in Section 5 of this Exhibit “D” will be reduced by an amount equal to the estimated cost of the Additional Items as priced by the building contractor (“Revised Tenant Allowance”). In no event will the Revised Tenant Allowance be a negative number or be further reduced after TI Work has commenced. Under no circumstance will Tenant be required to pay for all or any part of the Exhibit “G” Items or the Additional Items with Tenant’s own funds, and under no circumstances will Landlord pay more than the Tenant Improvement Allowance for the TI Work and the Additional Items. Notwithstanding anything contained herein to the contrary, in the event the estimated cost of the Additional Items exceed the Tenant Improvement Allowance, Tenant will be obligated to revise the Working Drawings, at Tenant’s expense, so that the estimated cost of the Additional Items will not exceed the Tenant Improvement Allowance.

Landlord and Tenant will agree to a price for and upon a contractor to construct those parts of the TI Work shown on the Working Drawings which are neither Exhibit “G” Items nor Additional Items (“Tenant Items”). Tenant will deposit with Landlord at the commencement of the construction of the Tenant Items the amount, if any, by which the estimated cost of the Tenant Items exceeds the Revised Tenant Allowance (the “Tenant Items Deposit”). Within thirty (30) days following the completion of the construction of all TI Work, Landlord shall provide an accounting to Tenant of the final construction costs for the Tenant Items and shall (i) refund to Tenant any portion of Tenant Items Deposit that was not used, or (ii) provide Tenant with an invoice if the actual cost of construction of the Tenant Items exceeds the Tenant Items Deposit plus the Revised Tenant Allowance.

5.
Landlord agrees that it will contribute up to $46.80 per rentable square foot (such amount is sometimes hereinafter referred to as the "Tenant Improvement Allowance" or “TI Allowance”) toward the cost of constructing and installing the TI Work. Notwithstanding anything contained herein to the contrary, Tenant will have 18 months after the Commencement Date to use any unused portion of the TI Allowance. After such 18-month period, such remaining portion of the TI Allowance will be forfeited. Landlord will not charge a construction management fee for the inspection and approval of the TI Work.

6.
To the extent not inconsistent with this Exhibit, Section 8(a) of this Lease shall govern the performance of the TI Work and the Landlord’s and Tenant’s respective rights and obligations regarding the improvements installed pursuant thereto.

EXHIBIT “E”
PARKING

Tenant shall have the non-exclusive right to use a total of 210 unreserved, covered parking spaces, which shall initially be located in that portion of the Project identified on the Exhibit “ A -2” as “Tenant’s Parking Area,” which area shall be subject to change by Landlord from time to time. Tenant will furnish to Landlord upon request a complete list of license numbers of all automobiles operated by Tenant, its employees, subtenants, licensees or concessionaires. If Tenant fails to abide by any parking designations established by Landlord, then Tenant will pay a fine in a reasonable amount established by Landlord for each day any such car is parked in areas other than Tenant’s Parking Area, in addition to any other remedies available to Landlord, Landlord may tow any automobiles that are parked in areas other than Tenant’s Parking Area. Tenant agrees to assume responsibility for compliance by its employees with these parking provisions. There will be no charge for parking.

EXHIBIT “F”

EXTENSION OPTION, RIGHT OF FIRST REFUSAL AND TERMINATION OPTION

1.	Extension Option.

Provided Tenant is open for business, and Tenant, an Affiliate of Tenant, and/or a subtenant or assignee of Tenant that was approved by Landlord pursuant to Section 10(a) of this Lease is conducting the Permitted Use in the entire Premises, Tenant shall have the right, subject to the provisions hereinafter provided, to renew the Term for two (2) periods of five (5) years each (the first such 5-year period is sometimes hereinafter referred to as the "First Renewal Term;" the second such 5-year period is sometimes hereinafter referred to as the "Second Renewal Term;" the First Renewal Term and the Second Renewal Term are sometimes collectively hereinafter referred to as the "Renewal Terms" and individually as a "Renewal Term"), on the terms and provisions of this Section, provided:

A.That this Lease is in full force and effect and Tenant is not in default in the performance of any of the terms, covenants and conditions herein contained, in respect to which notice of default has been given hereunder which has not been or is not being remedied in the time limited in this Lease, at the time of exercise of the right of renewal and at the time set for commencement of the applicable Renewal Term, but Landlord shall have the right at its sole discretion to waive this condition;

B.That such Renewal Term shall be upon the same terms, covenants and conditions as provided in this Lease; provided, however, the annual Basic Rental for the First Renewal Term and Second Renewal Term will be equal to the fair market rental rate(s) for such extension period, determined in relation to comparable (in quality, location and size) space located in the Project and/or in the greater Austin, Texas metropolitan area (“Fair Market Basic Rent”). Landlord will reasonably determine such Fair Market Basic Rent and deliver Landlord’s determination to Tenant at least 12 months prior to the expiration of the Term. In no event will the Fair Market Basic Rent for the extension of the Term be less than the Basic Rental payable by Tenant for the Lease Year immediately prior to commencement of the extension period. The extension right is personal to Tenant and may not be assigned or transferred in any manner except in connection with an approved Transfer under Section 10(a) of the Lease and/or a Transfer that does not require Landlord’s consent under Section 10(c) of the Lease;

C.Provided that Landlord has delivered to Tenant Landlord’s determination of Fair Market Basic Rental as provided under Paragraph B. above, Tenant may exercise its right to the Renewal Terms provided herein by notifying Landlord in writing of its election to renew the Term for an additional 5-year period on or before the date that is at least six (6) months prior to the expiration of the initial Term (“Notification Deadline”). In the event Tenant fails to so notify Landlord on or before the expiration of the Notification Deadline, Tenant shall be deemed to have accepted the Fair Market Basic Rental proposed by Landlord. If Tenant rejects the Fair Market Basic Rental as determined by Landlord, each party, within five (5) days after delivery of Tenant's rejection notice, shall select an independent real estate appraiser (an "Appraiser") who shall be a member of the American Institute of Appraisers of the National Association of Real Estate Boards and who shall have at least ten (10) years' experience in the leasing and valuation of properties which are similar in character to the Premises in the Austin, Texas market. Within five (5) days thereafter, the two Appraisers so chosen shall select a third Appraiser similarly qualified. Within ten (10) days thereafter, the three Appraisers shall each determine the fair market rental rate of the Premises for the Renewal Term independently and without discussion or disclosure to Landlord, Tenant or any third party, and shall deliver their respective determinations in writing to a third party selected by Landlord and Tenant. The third party shall average the three determinations, and the determination which is farthest from said average shall be discarded. The third party shall then average the two remaining determinations, and the resulting average shall be the Fair Market Minimum Rent of the Premises for the Renewal Term. In the event such thirty party determination is unacceptable to Landlord or Tenant, either party, by written notice to the other party within ten (10) days of the final determination, will have the right to void Tenant’s election to extend the Term and the Lease will terminate and be of no further force and effect as of the expiration of the initial term; and

D.That failure by Tenant to timely exercise the First Renewal Term shall constitute a waiver by Tenant of the Second Renewal Term. Time is of the essence with respect to the rights granted by this Section.

Right of First Refusal.

E.If there then exists no uncured Event of Default by Tenant under this Lease on the date the option is exercised, Tenant will have a onetime right of first refusal (the "Refusal Option") to lease any space located on the 2nd floor of the Building (the “Refusal Space”), during the Term of this Lease.

F.Election Notice. Landlord will deliver written notice ("Landlord's ROFR Notice") to Tenant of the terms of any letter of intent or other offer or expression of interest from a potential tenant for the Refusal Space, the terms of which the Landlord is willing to accept. Landlord’s ROFR Notice will outline all of the business terms contained in the letter of intent that Landlord reasonably determines are material to its determination that the letter of intent from the potential tenant is acceptable (“Material Terms”), including without limitation the following terms: tenant name, commencement date, expiration date, base rental and concessions, termination rights (if any), area of premises, depiction of premises, construction allowance, rental abatement, parking rights, manner of calculating and paying operating expenses and renewal/extension options. Tenant will thereafter have ten (10) business days following Tenant’s receipt of the Landlord’s ROFR Notice to exercise the Refusal Option by delivering written notice ("Tenant's Refusal Notice") to Landlord of Tenant's exercise of the Refusal Option.

G.Terms of Lease of Refusal Space. If Tenant exercises its Refusal Option as provided above, the Lease of the Refusal Space will be upon the same terms and conditions as this Lease, except that any the Material Terms as described in Section 3.B. above will be included solely with respect to the Refusal Space to the extent they are different from the terms of this Lease. Notwithstanding anything contained herein to the contrary, if Tenant exercises a Refusal Option during the first twelve (12) months of the Lease Term, the Basic Rental for the Refusal Space will be the same as the rental schedule set forth in the Basic Lease Summary, the lease term for the Refusal Space with be co-terminus with the Lease Term, and Tenant will receive a tenant improvement allowance in the amount of $50 per rentable square foot of space in the Refusal Space.

H.Amendment to Lease. The lease of the Refusal Space shall be evidenced as an Amendment to this Lease, and if the lease term of the Refusal Space is less than the remaining Term of this Lease, then Tenant may elect to extend the term of the lease for the Refusal Space to be coterminous with this Lease Term. Unless otherwise agreed by the parties, the rent for any excess term for the Refusal Space shall be the Market Base Rent Rate.

I.Personal Option. The Refusal Option is personal to Tenant, and any permitted assignee of Tenant's interest in this Lease (whether or not Landlord’s consent is required for such assignment under Section 10), and any permitted subtenant of the entire Premises (whether or not Landlord’s consent is required for such sublease under Section 10).

3.    Termination Option. Effective on the Seventy-Second (72nd) full calendar month following the Commencement Date (“Termination Date”), Tenant shall have the one time right ("Termination Right") to terminate this Lease in its entirety by timely providing Landlord the “Termination Notice” (defined below), and paying to Landlord at the time of and along with such Termination Notice the “Termination Payment” (defined below). Notwithstanding anything contained herein to the contrary, the Termination Notice must be given to Landlord on or before the day which is twelve (12) months prior to the Termination Date and must include the Termination Payment. Once exercised by Tenant, the Termination Right may not be revoked by Tenant without Landlord's consent. The failure of Tenant to timely give a Termination Notice (which includes the Termination Payment) shall be deemed a waiver by Tenant of such Termination Right. As used herein, "Termination Payment” shall mean an amount equal to One Million Seven Hundred Seventy Nine Thousand One Hundred Seventy Nine and 82/100 Dollars ($1,779,179.82).

EXHIBIT “G”

COPY OF LANDLORD’ S BASE BUILDING PLANS

1.	All common areas on Tenant’s floors including men's and women's toilet rooms, elevators, including call buttons, and other components, all of which shall have a level of finish equal in quality to the Comparable Buildings.

2.
Electrical/telephone closets with transformers and 120/208 volt panel boards capable of delivering 6 watts/sf watts demand load per square foot of rentable area of normal power in the floors electrical closets (excluding lighting and air-conditioning load). Landlord will provide 2-4" conduits between the building shell electrical room on each floor.

3.
480/277 volt power panels with demand load capacity of two (1.2) watts per rentable square foot of rentable area for lighting and miscellaneous power such as fan powered VAV boxes and electric water heaters and MDF room serving Tenant’s floors.

4.	Landlord shall deliver a minimum of 1.5 CFM/SF of HVAC Air to the premises. Adequate fresh air will be delivered to the premises through the rooftop HVAC system.1

5.	Building plumbing systems will be stubbed to the core of each floor of the Premises for use by tenant for its break rooms as shown on the plans.

6.	Fire main sprinkler loop serving the floor of the Building on which the Premises is located), fire protection alarm installed according to current Building code.

7.	Fire Alarm panels, sub-panels, power supplies on each floor of the premises sized to adequately accommodate tenant’s FA devices.

8.	Any other mechanical, electrical and/or life safety core and shell improvements which are dictated by current code and/or regulatory requirements, including but not limited to ADA.

9.	All structural portions of the Building, including the foundation, roof, floors (excluding floor covering in the Premises), structural ceiling and exterior walls and windows of the Building.

10.	Internal stairwells.

11.	Base building window coverings. Landlord Provide window coverings in premises at no cost to Tenant.

12.
All common areas of the Building and Project including all common area corridors. Common area corridors will be finished to building standard. The Tenant side of all common area corridors will be finish drywall ready for tape float and paint by Tenant.

1 HVAC will be provided to computer rooms, IDF and MDF rooms by separate units. These will be separately metered and under Tenants control and will be paid for by Tenant as part of its improvements or provided by Landlord per the plans and treated as Additional Items under exhibit D.

13.	Finish drywall ready for tape float and paint by tenant at building core walls, above and below exterior window system, interior and exterior columns.

14.	Flat, smooth and level concrete floors with a max variation of 1/4" in 10 feet.